Exhibit 99.1

Zynerba Pharmaceuticals Appoints Pamela Stephenson to Board of Directors

DEVON, Pa., February 20, 2019 — Zynerba Pharmaceuticals, Inc. (NASDAQ:ZYNE), the leader in innovative pharmaceutically-produced transdermal cannabinoid therapies for rare and near-rare neuropsychiatric disorders, today announced the appointment of Pamela Stephenson to its Board of Directors. Ms. Stephenson serves as the Vice President for Global Market Access and Value at Vertex Pharmaceuticals.

“We are excited to welcome Pamela to our Board at such a pivotal time for the Company,” said Armando Anido, Chairman and Chief Executive Officer of Zynerba. “Pamela brings with her a wealth of expertise in commercial planning, market development, product launch and market access. This experience will be essential as we develop the market for ZYN002 in Fragile X Syndrome and await data from our ongoing pivotal CONNECT-FX study. Pamela’s commercial insight will be instrumental as we continue toward our goal of bringing important new products to market for patients with few, if any, therapeutic options.”

Ms. Stephenson has served as Vice President at Vertex Pharmaceuticals since 2008. She is currently responsible for leading the global market access and pricing strategy for current and future products. She oversees the Health Economics & Outcomes Research and the Global Pricing & Market Access teams and is a member of the Commercial Leadership Team that guides the global commercial strategy for Vertex. Previously, Ms. Stephenson served as Vice President of Cystic Fibrosis Marketing and Patient Services at Vertex, where she led the U.S. launch of Orkambi® (lumacaftor/ivacaftor). She also led the launch of the company’s first commercial product, Incivek® (telaprevir) for Hepatitis C. The Incivek team received the Prix Galien Award for Best Pharmaceutical Product in 2012. Prior to Vertex, Pamela was with Pfizer for 10 years in roles of increasing strategic importance, and led marketing efforts for brands such as Viagra® (sildenafil citrate) and Aromasin® (exemestane). She has a BA from Brown University and an MPH from Boston University School of Public Health.

“Zynerba is in an important phase of its journey as it begins its preparations for a potential launch of the first product ever indicated for use in children and adolescents with Fragile X Syndrome,” said Ms. Stephenson. “I am excited to join Zynerba’s Board of Directors at this time, and look forward to contributing to the Company’s future successes.”

About Zynerba Pharmaceuticals, Inc.

Zynerba Pharmaceuticals is the leader in pharmaceutically-produced transdermal cannabinoid therapies for rare and near-rare neuropsychiatric disorders. We are committed to improving the lives of patients and their families living with severe, chronic health conditions including Fragile X syndrome, Autism Spectrum Disorder, 22q11.2 Deletion Syndrome (22q), and a heterogeneous group of rare and ultra-rare epilepsies known as developmental and epileptic encephalopathies (DEE). Learn more at www.zynerba.com and follow us on Twitter at @ZynerbaPharma.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations. For example, there can be no guarantee that the Company will obtain approval for ZYN002 from the U.S. Food and Drug Administration (FDA) or foreign regulatory authorities; even if ZYN002 are approved, the Company may not be able to obtain the label claims that it is seeking from the FDA. In addition, the Company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated.  Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the success, cost and timing of the Company’s product development activities, studies and clinical trials; the success of competing products that are or become available; the Company’s ability to commercialize its product candidates; the size and growth potential of the markets for the Company’s product candidates, and the Company’s ability to service those markets; the Company’s ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; the rate and degree of market acceptance of the Company’s product candidates; and the Company’s expectations regarding its ability to obtain and adequately maintain sufficient intellectual property protection for its product candidates. This list is not exhaustive and these and other risks are described in the Company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Contact

William Roberts, Vice President, Investor Relations and Corporate Communications

Zynerba Pharmaceuticals

484.581.7489

robertsw@zynerba.com